Exhibit 10.84
Execution Copy

TERMINATION OF DEVELOPMENT AND LICENSE AGREEMENT FOR MIKAH-001 BETWEEN ELITE PHARMACEUTICALS , INC. AND MIKAH PHARMA LLC AND TRANSFER OF PAYMENT

This Termination and Loan Satisfaction Agreement (“the Agreement”) dated January 28, 2015 (“Effective Date”) among Elite Pharmaceuticals, Inc. and Elite Laboratories, Inc. (a subsidiary of Elite Pharmaceuticals Inc., both corporations organized under the laws of the State of Delaware with offices at 165 Ludlow Avenue, Northvale, New Jersey (“Elite”) and Mikah Pharma, LLC a Delaware limited liability corporation with its offices at 20 Kilmer Drive, Hillsborough, New Jersey 08844 (“Mikah”) and Nasrat Hakim whose residence is 20 Kilmer Drive, Hillsborough, New Jersey 08844.

A.	Whereas Elite desires to terminate the Master Development and License Agreement for the product Mikah-001 between Elite Pharmaceuticals and Mikah Pharma LLC dated August 27, 2010 (“Master Development Agreement”); and

B.	Whereas Mikah is due a refund of $200,000 based upon termination of the Master Development and License Agreement since no development of the product was accomplished during the duration of the agreement; and

C.	Whereas Mikah desires that the $200,000 refund which Mikah is due from Elite in relation to termination of the Master Development and License Agreement be paid to Nasrat Hakim; and

D.	Whereas Elite and Nasrat Hakim desire that the $200,000 payment be subject to the Loan Agreement (“Loan Agreement”) between Nasrat Hakim and Elite Pharmaceutical Inc. dated October 15, 2013 and amended January 28, 2015 such that the $200,000 is credited against Elite’s Line of Credit per the Loan Agreement to be satisfied at a later date.

1.	Termination

1.1           Elite Pharma terminates the Master Development Agreement in accordance with section 9.2 of Master Development and License Agreement for Mikah-001 between Elite Pharmaceuticals and Mikah Pharma LLC dated August 27, 2010 for reasons other than those set out in Section 9.2.

1.2           As a consequence of termination Elite has not performed any of the Elite Development during the Master Development Agreement. Therefore, Elite owes Mikah Pharma a refund of $200,000 as per clause 3 of Exhibit B of the Master Development which states:

3. The Parties agree that in the event of Elite not completing any of those Elite Development Activities listed as being the responsibility of Elite as per Exhibit A of the Master Development Agreement, Elite shall pay to Mikah amounts, as follows, with such amounts representing the value of consideration paid by Mikah by transfer of the Naltrexone Product, less the value of Elite Development Activities that were completed.

a. If Elite does not complete item #6 of Exhibit A (Validation) Elite shall pay $25,000 to Mikah.

Exhibit 10.84
Execution Copy

b. If Elite does not complete items #3 and #4 of Exhibit A (Manufacturing of Pivotal Batch and Shelf Stability Studies, respectively), Elite shall pay $100,000 to Mikah.

c. If Elite does not complete items #’s 1 & 2 of Exhibit A (Formulation Development and Analytics, respectively), Elite shall pay $75,000 to Mikah.

2.	Payment

2.1           Mikah accepts payment of the $200,000 refund upon termination of the Master Development Agreement and instructs Elite to pay the $200,000 to Nasrat Hakim.

2.2           Nasrat Hakim and Elite agree that the $200,000 payment be credited against Elite’s Line of Credit per the Loan Agreement to be satisfied at a later date.

Elite Pharmaceuticals Inc.

By:	/s/ Carter J. Ward

Name: Carter J. Ward

Title: Chief Financial Officer

Mikah Pharma LLC

By:	/s/ Nasrat Hakim

Name: Nasrat Hakim

Title: Manager

Nasrat Hakim

By:	/s/ Nasrat Hakim

Name: Nasrat Hakim